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                                                                      Exhibit 11
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               UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                       COMPUTATION OF EARNINGS PER SHARE

              For the Years Ended December 31, 1994, 1993 and 1992
                (Thousands of Dollars, Except Per Share Amounts)

                                                         1994      1993      1992
                                                       --------  --------  --------
Weighted average number of shares outstanding...        205,105   204,854   203,248

Average shares issuable on exercise of
  stock options less shares repurchasable
  from proceeds.................................            502       660       635
                                                       --------  --------  --------
Weighted average number of shares used
  in computation of earnings per share..........        205,607   205,514   203,883
                                                       ========  ========  ========

Income from continuing operations...............       $958,654  $714,639  $728,275
Loss from discontinued operations (a)...........       (412,452)   (9,282)      (58)
                                                       --------  --------  --------

Income before cumulative effect of changes in
  accounting principles.........................        546,202   705,357   728,217

Cumulative effect to January 1, 1993 of changes
  in accounting principles (b)..................             --  (175,226)       --
                                                       --------  --------  --------

Net Income......................................       $546,202  $530,131  $728,217
                                                       ========  ========  ========

Earnings per share:

  Income from continuing operations.............       $   4.66  $   3.47  $   3.57
  Loss from discontinued operations (a).........          (2.00)    (0.04)       --
                                                       --------  --------  --------
  Income before cumulative effect of changes in
    accounting principles.......................           2.66      3.43      3.57

  Cumulative effect to January 1, 1993 of
    changes in accounting principles (b)........             --     (0.85)       --
                                                       --------  --------  --------

  Net Income....................................       $   2.66  $   2.58  $   3.57
                                                       ========  ========  ========

  (a) The computations for 1993 and 1992 have been restated to reflect USPCI, Inc. as discontinued operations (See Note 2 to the Financial Statements).

  (b) See Note 3 to the Financial Statements regarding the 1993 accounting changes.
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